SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

 Date of Report (Date of earliest event reported): April 25, 2012

Vendum Batteries Inc.
(Exact name of registrant as specified in its charter)

NV	333-149197	39-2068976
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

400 Thames Valley Park Drive, Reading, Berkshire	RG6 1PT
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: +44 118 380 0895

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 25, 2012, Vendum Batteries, Inc., a Nevada corporation (the “Company”), appointed Mr. Rune Vind to its Board of Directors. Mr. Vind was not selected as a director pursuant to any arrangement or understanding with any other person, and does not have any reportable transactions under Item 404(a) of Regulation S-K.

On April 26, 2012, the Company received written notice of the resignation of Fraser Cottington as President, Chief Executive Officer, Chief Financial Officer and a director of the Company, effective as of April 26, 2012.

On April 26, 2012, the Board of Directors appointed Rune Vind to be President, Chief Executive Officer and Chief Financial Officer of the Company to fill the outstanding vacancies.  Mr. Vind was not selected as President, Chief Executive Officer and Chief Financial Officer pursuant to any arrangement or understanding with any other person, and does not have any reportable transactions under Item 404(a) of Regulation S-K.

Rune Vind, age 37, is an energy sector specialist.  From August 2009 through the present, Mr. Vind has been a consultant to ILM Ltd, an emission consulting firm, where he advises on the development of greenhouse gas radiation units to be traded off into the voluntary and compliant markets.  Prior thereto, from June 2008 through August 2009, Mr. Vind was a consultant to Pure World Oil Service Euro Aps, an energy consulting firm, where he provided consulting services regarding alternative energy projects and wind farms.  In January 2004, Mr. Vind co-founded and became a director of Nord Enterprise Ltd, a construction company, where he successfully managed the construction of over 60 houses until the sale of the company in 2008.  In 2002 Mr. Vind received a Merkonom degree in business and economics from Selandia Business School in Denmark.

Item 9.01 Financial Statements and Exhibits

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vendum Batteries Inc.

/s/ Rune Vind
Rune Vind
President & Chief Executive Officer

Date: April 30, 2012